Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
                 (in thousands, except shares and per share data)

                                For the Three Months       For the Six Months
                                   Ended June 30,            Ended June 30,
                                    1997        1996          1997       1996
Net income                     $    1,201      1,219         2,347      2,296
                                =========  =========     =========  =========
Weighted average shares:
     Common shares issued       1,547,238  1,549,224     1,544,211  1,549,100
     Less-Unreleased common
      shares held by ESOP          12,424     14,756        12,705     15,053
                                ---------  ---------     ---------  ---------
     Common shares
      outstanding               1,534,814  1,534,468     1,531,506  1,534,047

Add - common equivalent shares
      representing shares
      issuable upon exercise
      of employee stock options    40,899     38,654        42,429     37,934
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in calculation of
earnings per common and common
equivalent share                1,575,713  1,573,122     1,573,935  1,571,981

Add - incremental shares
      representing shares
      issuable upon exercise
      of employee stock
      options based on June 30
      estimated fair value (1)      2,004      2,787         3,236      3,564
                                ---------  ---------     ---------  ---------
Adjusted weighted average number
of shares outstanding used in
calculation of earnings per
common share - assuming full
dilution                        1,577,717  1,575,909     1,577,171  1,575,545
                                =========  =========     =========  =========
Earnings per common share -
assuming no dilution                $ .78        .79          1.53       1.50

Earnings per common and common
equivalent share                      .76        .77          1.49       1.46

Earnings per common share -
assuming full dilution                .76        .77          1.49       1.46

(1)  There is presently no active public trading market for the Company's shares,
nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $31.00 at June 30, 1997, and $27.00 at June 30, 1996.